Exhibit 99.1

GAP INC. REPORTS OCTOBER SALES

Company Delivers Top-Line Sales Growth in October;

Guides Q3 EPS Above Last Year and Analyst Consensus

SAN FRANCISCO - November 5, 2009 - Gap Inc. (NYSE: GPS) today reported net sales of $1.14 billion for the four-week period ended October 31, 2009, which is an increase of 5 percent as compared with net sales of $1.08 billion for the same period ended November 1, 2008. The company's comparable store sales for October 2009 also increased 4 percent compared with a 16 percent decrease for October 2008.

"We're pleased that we grew sales in October while delivering merchandise margins significantly above last year," said Sabrina Simmons, chief financial officer of Gap Inc.  "For the third quarter, we expect to deliver diluted earnings per share about 20 percent above last year."

Comparable store sales for October 2009 were as follows:

  Gap North America: negative 6 percent versus negative 14 percent last year
  Banana Republic North America: positive 5 percent versus negative 17 percent last year
  Old Navy North America: positive 14 percent versus negative 20 percent last year
  International: negative 4 percent versus negative 5 percent last year

Third Quarter Guidance and Sales Results

The company expects diluted earnings per share for the third quarter of fiscal year 2009 to be $0.42 to $0.44 compared with $0.35 for the third quarter last year. This exceeds the current First Call estimate of $0.38.

Given the magnitude of the sales trend improvement, the company now expects operating expense for the third quarter of 2009 to be higher than its previous guidance range of flat to up about $20 million.

For the thirteen weeks ended October 31, 2009, total company net sales were $3.59 billion, which is an increase of 1 percent as compared with net sales of $3.56 billion for the thirteen weeks ended November 1, 2008. The company's third quarter comparable store sales were flat compared with a decrease of 12 percent in the third quarter of the prior year.

Comparable store sales for the third quarter of fiscal year 2009 were as follows:

  Gap North America: negative 7 percent for both current and last year
  Banana Republic North America: negative 6 percent versus negative 11 percent last year
  Old Navy North America: positive 10 percent versus negative 18 percent last year
  International: negative 6 percent versus negative 1 percent last year

For more detailed information regarding the company's October 2009 sales, please call 1-800-GAP-NEWS to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

Third Quarter Earnings

Gap Inc. will release its third quarter earnings via press release on November 19, 2009, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.'s third quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-800-374-0168, and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

November Sales

The company will report November sales on December 3, 2009.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding (i) earnings per share for the third quarter of fiscal year 2009 and (ii) operating expenses for the third quarter of fiscal year 2009.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009. Readers should also consult the company's quarterly report on Form 10-Q for the fiscal quarter ended August 1, 2009.

These forward-looking statements are based on information as of November 5, 2009. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

press@gap.com